Exhibit 5.1

Mark Ballantyne

+1 (703) 456 8084

mballantyne@cooley.com

December 19, 2024

Aclaris Therapeutics, Inc.

701 Lee Road, Suite 103

Wayne, PA 19087

Ladies and Gentlemen:

We have acted as counsel to Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”) covering the registration for resale of 35,555,555 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, on behalf of the selling stockholders named in the Prospectus. The Shares were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of November 18, 2024, by and among the Company and each of the investors listed on Exhibit A thereto (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company, each as currently in effect, the Purchase Agreement and such other documents, records, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Cooley LLP Reston Town Center Reston, VA 20190-5656

t: (703) 456 8000 f: (703) 456-8100 cooley.com

December 19, 2024

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Mark Ballantyne
Mark Ballantyne

Cooley LLP Reston Town Center Reston, VA 20190-5656

t: (703) 456 8000 f: (703) 456-8100 cooley.com